Exhibit 99.2

Francis Y. Chin Elected to MBIA Inc.'s Board of Directors

PURCHASE, N.Y.--(BUSINESS WIRE)--August 8, 2016--MBIA Inc. (NYSE:MBI) (the Company) today announced that Francis Y. “Frank” Chin (66) was elected to the Company’s Board of Directors, in accordance with the Board’s power under the Company’s by-laws to fill interim vacancies. Since September 2015, Mr. Chin has been a Managing Director and Co-Founder of American Public Infrastructure, LLC, where he advises clients on infrastructure projects.

From May of 1993 until August 2015, Mr. Chin held several positions at Citigroup, including Chairman of the Public Finance Department, Co-Head of the Public Finance Department, and Head of the Public Finance Department. Mr. Chin was a member of the Board of Directors of The Bond Markets Association, including serving as Chairman of the Municipal Division in 2002, and as Vice Chairman in 2001. From 2005 - 2008, Mr. Chin served as a member of the Municipal Securities Rulemaking Board, including as its Chairman in 2008, and during which time he presided over the launch of its Electronic Municipal Market Access (EMMA) online application.

“We are very pleased that Frank has joined the Board, bringing additional public finance knowledge,” said Charles Rinehart, Chairman of the MBIA Inc. Board of Directors. “He is a recognized and accomplished leader in the U.S. public finance market and his knowledge and experience will significantly benefit National Public Finance Guarantee Corporation, our U.S. public finance insurance subsidiary.”

Mr. Chin earned his MBA degree from Harvard Graduate School of Business Administration in 1978. He earned an M.S. degree in Civil Engineering from the Massachusetts Institute of Technology in 1973 and a B.S. degree from the Cooper Union for the Advancement of Science and Art in 1971.

In 2013, The Municipal Forum of New York honored Mr. Chin with its Lifetime Achievement Award. In 2014, he was selected to serve on Governor Cuomo’s MTA Transportation Reinvention Commission.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission (“SEC Filings”) . This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, which are described in detail in our SEC Filings. The factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com